Exhibit 16.1
Deloitte & Touche LLP Suite 1500 191 Peachtree Street NE Atlanta, GA 30303-1924
USA

Tel: +1 404 220 1500
Fax: +1 404 220-1583
www.deloitte.com

May 18, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4 of Superior Essex Inc.’s Form 8-K dated May 18, 2007, and we agree with the statements made therein.

Yours truly,

s/ DELOITTE & TOUCHE LLP